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Exhibit 99.1

Contact Information:
Investors:	Media:
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
John Buckley	Kevin Dinino
(212) 986-6667	(212) 986-6667
Weight Watchers International, Inc. Ann Sardini (516) 390-1849

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS REPORTS 2003 SECOND QUARTER
AND SIX MONTHS RESULTS

Woodbury, NY, August 5, 2003—Weight Watchers International, Inc. (NYSE: WTW) today announced results for the second quarter and the six months ended June 28, 2003.

Second Quarter Performance

For the second quarter of 2003, net revenues grew 18.8% to $258.9 million, as compared to $217.9 million for the second quarter of 2002. Worldwide attendance growth in company-owned operations was 11.7% (0.8% excluding the impact of acquisitions). In addition, worldwide product sales grew 18.4%.

Operating income for the second quarter of 2003 was $97.6 million, an increase of 7.9% from $90.5 million in the prior year's second quarter. Fully-diluted earnings per share were $0.52 for the quarter compared with $0.45 for the prior year's second quarter excluding in both periods the unrealized gains and losses associated with the marking-to-market of foreign currency denominated debt, net of hedges. Including these unrealized gains and losses, reported net income was $53.8 million or $0.49 per fully-diluted share as compared to $41.2 million or $0.38 per fully-diluted share in the second quarter of 2002.

Six Months Performance

For the first six months of 2003, net revenues grew 18.6% to $510.3 million, as compared to $430.4 million for the first six months of 2002. Worldwide attendance growth in company-owned operations was 9.6% (3.2% excluding the impact of acquisitions). In addition, worldwide product sales increased 21.9% over the prior year period.

Operating income for the first six months ended June 28, 2003 was $177.0 million, an increase of 9.5%, from $161.6 million for the prior year's period. Reported net income for the six months was $94.4 million, or $0.86 per fully-diluted share, versus $78.2 million, or $0.72 per fully-diluted share in the prior year's period. Net income per fully-diluted share for the first six months excluding unrealized currency gains and losses net of hedges was $0.90 per share, versus $0.77 per share in the prior year period.

Commenting on the company's results, President and Chief Executive Officer Linda Huett, said, "In the second quarter our international operations continued their impressive growth, showing tangible, solid results from the program innovations we recently introduced in those markets. However, our North American operations under-delivered on our organic attendance growth expectations this summer, and we do not expect to see improvements until after we launch our North America innovation in a few weeks. We expect strong recruitment this fall to translate to a return to double-digit organic attendance growth in North America in the fourth quarter." The company announced revised earnings estimates for the year of $1.59 to $1.64 per share. These estimates presume the company's previously announced tender for its Senior Subordinated bonds and related refinancing activities will be successfully completed by the end of August and include approximately $0.04 per share of accretion this year related to these activities, but exclude the one-time expenses associated with the early retirement of this debt.

Seond Quarter Conference Call

The Company has scheduled a conference call today at 5:00 p.m. ET. During the conference call, Linda A. Huett, President and CEO, and Ann M. Sardini, CFO, will discuss second-quarter results and answer questions from the investment community. Live audio of the conference call will be webcast at www.weightwatchersinternational.com.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world's leading provider of weight loss services, operating in 30 countries through a network of company-owned and franchise operations. Weight Watchers holds over 44,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC's EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the company's website at http://www.weightwatchersinternational.com).

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WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

	June 28, 2003	December 28, 2002
ASSETS
Current assets	$143.7	$145.4
Property and equipment, net	16.2	12.5
Notes and other receivables, noncurrent	0.2	0.2
Goodwill, trademarks and other intangible assets, net	489.0	310.6
Deferred income taxes	119.1	131.5
Deferred financing costs, other	10.2	9.7

TOTAL ASSETS	$778.4	$609.9

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$134.7	$123.4
Long-term debt	489.0	436.3
Deferred income taxes	3.2	3.3
Other	0.2	0.4

TOTAL LIABILITIES	627.1	563.4

Shareholders' equity	151.3	46.5

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$778.4	$609.9

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	Jun 28, 2003	Jun 29, 2002	Jun 28, 2003	Jun 29, 2002
Revenues, net	$258.9	$217.9	$510.3	$430.4
Cost of revenues	116.2	96.1	229.4	192.0

Gross profit	142.7	121.8	280.9	238.4
Marketing expenses	25.8	17.1	67.3	46.5
Selling, general and administrative expenses	19.3	14.2	36.6	30.3

Operating income	97.6	90.5	177.0	161.6
Interest expense, net	10.8	10.4	20.9	21.2
Other expenses (income), net	(0.9)	12.8	2.2	12.2

Income before income taxes	87.7	67.3	153.9	128.2
Provision for income taxes	33.9	26.1	59.5	49.7

Net Income	53.8	41.2	94.4	78.5
Preferred stock dividends	—	—		0.3

Net Income available to common shareholders	$53.8	$41.2	$94.4	$78.2

Net Income per share:
Basic	$0.50	$0.39	$0.89	$0.74
Diluted	$0.49	$0.38	$0.86	$0.72
Weighted average common shares outstanding:
Basic	106.7	105.9	106.6	105.8
Diluted	109.8	109.6	109.8	109.5

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATIONAL STATISTICS
(IN MILLIONS)

	Three Months Ended		Six Months Ended
	Jun 28, 2003	Jun 29, 2002	Jun 28, 2003	Jun 29, 2002
Attendance
North America	9.7	8.6	18.5	16.8
International	7.1	6.4	14.4	13.2

Total Attendance	16.7	15.0	33.0	30.1
Supplemental Attendance Detail
UK	3.6	3.2	7.1	6.6
CE	2.6	2.3	5.5	4.9
Other	0.8	0.9	1.8	1.8

Total International Attendance	7.1	6.4	14.4	13.2
North America
Meeting Fees	110.7	98.2	206.2	188.5
Product Sales	43.1	39.0	89.3	80.1

Total	153.8	137.2	295.5	268.5
International
Meeting fees	58.0	43.2	116.0	87.3
Product Sales	31.6	24.1	67.4	48.5

Total	89.6	67.3	183.3	135.8
Total WWI Sales
Meeting Fees	168.7	141.4	322.2	275.8
Product Sales	74.7	63.1	156.7	128.6
Domestic Franchise Commissions	4.4	7.0	11.5	14.9
Foreign Franchise Commissions	1.7	1.5	3.4	3.1
All Other	9.3	4.9	16.6	8.1

Total WWI Sales	258.9	217.9	510.3	430.4

Note: Totals may not sum due to rounding. Figures are rounded to the nearest one hundred thousand; percentage changes are based on rounded figures except for attendance percentage changes which are based on rounded figures to the nearest thousand.

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WEIGHT WATCHERS REPORTS 2003 SECOND QUARTER AND SIX MONTHS RESULTS